Sheldon  Goldberg
9  Turner  St.,  #12
Clearwater,  FL  33756


Dear  Sheldon:


This letter confirms the understanding between you and GTC Telecom Corp. that you are to be issued 10,000 shares of GTC Telecom Corp. common stock pursuant to Regulation D with registration rights. These shares are issued to you, in lieu of cash, as payment against $15,000 for consulting services related to web and internet services that you provided to GTC. These shares of stock are granted in full satisfaction of all sums due and owing to you from GTC Telecom Corp. for said consulting services.

Please  sign  this  letter  confirming  your  understanding  of  the  agreement.

Sincerely,



/s/ Gerald  DeCiccio
___________________________           /s/ Sheldon Goldberg
Jerry  DeCiccio                       __________________________________
CFO                                   Sheldon  Goldberg
GTC  Telecom  Corp.